EXHIBIT 99.1

For Immediate Release:  June 20, 2005

Contact:

Ronnie Lyon, VP/General Counsel

Phone:                                  903-813-0377
rlyon1@airmail.net

Statement from Will West concerning actions at the Public Utility Commission on Thursday, June 16, 2005

MIDLAND, TX – Cap Rock Energy Corporation (AMEX: RKE) - The following is a statement from Will West, President, Cap Rock Energy Corporation, regarding today’s action by the Commissioners of the Texas Public Utility Commission.  The statement is as follows:

“We appreciate the Commissioners for their integrity, their work ethic and for their review on Thursday, of Cap Rock Energy’s request for a modest rate increase.

In their comments on Thursday, the Commissioners indicated they will reject a proposal from the Administrative Law Judge for a significant rate reduction and instead allow a one to two percent rate reduction for the company.  While we still believe a modest rate increase is warranted and necessary, we recognize this is an improvement upon the ALJ recommendation.”

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas. Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas. The Company also provides management services to the Farmersville Municipal Electric System. The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939. Cap Rock Energy Corporation is the first electric cooperative to convert to a publicly held corporation and the first electric utility to become a public company in over 60 years.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.